                                            Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS THIRD QUARTER RESULTS

Company updates guidance, outlines strategy on real estate

CINCINNATI, Ohio, November 11, 2015 – Macy's, Inc. today reported earnings per share of 36 cents in the third quarter of 2015, ended Oct. 31, 2015. Excluding asset impairment charges of $111 million, or 20 cents per share, primarily related to the previously-announced plans to close 35 to 40 stores in early 2016, third quarter earnings per share were 56 cents per share. This compares with 61 cents per diluted share in the third quarter of 2014.

            (Editor's Note: This morning, Macy's, Inc and Luxottica Group also issued a separate news release announcing an agreement to open licensed LensCrafters departments in as many as 500 Macy's stores.)

For the first three quarters of 2015, Macy's, Inc.'s diluted earnings per share were $1.56. Excluding asset impairment charges of $111 million, or 20 cents per share, primarily related to planned 2016 store closings, year-to-date earnings per diluted share were $1.76. This compares with earnings of $2.01 per diluted share in the first three quarters of 2014.

"We are disappointed that the pace of sales did not improve in the third quarter, as we had expected. Spending by domestic customers remained tepid, especially in key apparel and accessory categories. Simultaneously, the slowdown in buying by international visitors continued to significantly impact Macy's and Bloomingdale's stores in tourist centers, which are some of our company's largest-volume and most profitable locations," said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc.

"We have begun testing and learning from new sales growth initiatives that we believe will begin yielding incremental results in the quarters and years ahead. This included the opening of the first five Macy's Backstage off-price stores in the New York City metro area (with a sixth opening planned in the fourth quarter)," Lundgren said.

"Heading into the fourth quarter, we are shifting our organization into overdrive to focus on sales-driving activities in the holiday shopping season, when Macy's and Bloomingdale's shine as destinations for gift-giving and self-purchase," he added. "We also will be opening stores in several of our nameplates in the fourth quarter, including a new Bloomingdale's at Ala Moana in Honolulu."

"Moving forward, we are accelerating steps needed to adapt in response to changing customer shopping preferences so we can restore our annual comparable sales growth on an owned plus licensed basis in the years ahead to the level of 2 percent to 3 percent while re-attaining an EBITDA rate as percent of sales of 14 percent. This includes building on our strength as a leading omnichannel innovator with consistent growth in online sales,"

Lundgren said. "No other retailer has our track record of mastering change and creating shareholder value with a model of customer centricity. We have a deep and resourceful management team that is skilled in creating and executing successful strategies. Since the beginning of fiscal 2009, we have returned nearly $9 billion to shareholders. Our Total Shareholder Return has been 540 percent during that period, compared with a 121 percent increase in the Dow Jones Industrial Average."

Real Estate Considerations

Macy's, Inc. is pursuing the following strategic real estate initiatives:

•     Based on a successful collaboration on Macy's previously announced Brooklyn store redevelopment project, the company has engaged Tishman Speyer in an expanded relationship to advise and support the company's senior management team in identifying and advancing potential store redevelopment projects nationwide. The company may request Tishman Speyer to participate in bidding for certain of these projects. In all cases, a third party will be used to manage the bidding and negotiations process.

•     The company has begun a process to explore joint ventures or other deal structures with third parties to redevelop Macy's flagship real estate assets in Manhattan (Herald Square), San Francisco (Union Square),   Chicago (State Street) and Minneapolis (downtown Nicollet Mall) in a manner that maintains a robust Macy's retail store presence while also bringing alternative use into those buildings; this exploration could expand to include other assets, including mall-based properties, to the extent opportunities are available.

•     The company will continue to pursue selected real estate dispositions and monetize assets in instances where the business is simultaneously enhanced (such as the recently announced real estate sales of underutilized portions of properties in Brooklyn and downtown Seattle) or where the value of real estate significantly outweighs the value of the retail business (such as the recent sale of Macy's stores in Cupertino and downtown Pittsburgh).

After extensive review with the assistance of our experienced financial, tax, legal and real estate advisors, the company has decided not to pursue the formation of a REIT at this time. The board of directors has concluded that a REIT does not offer sufficient upside potential for value creation.  To the extent that circumstances change, we may revisit this alternative in the future.

While much work has been done to date, Macy's, Inc. is continuing to analyze its real estate portfolio to identify opportunities to drive additional shareholder value. The company is open to considering additional ideas for further enhancing shareholder value while maintaining an investment-grade credit rating and an operating structure that fosters sales and earnings growth.

Ongoing Business Strategies/Actions

            Macy's, Inc. is continuing to execute a number of key strategies and actions going forward to adapt its business model as an omnichannel retailer committed to outstanding stores as a competitive differentiator. These adjustments are rooted in Macy's MOM strategies (My Macy's localization, Omnichannel and Magic Selling customer engagement) and Bloomingdale's focus on omnichannel opportunities, contemporary style and personalized service -- which have proven to be a powerful driver of success. In part, the company is:

•     Accelerating investments in Macy's, Bloomingdale's and Bluemercury's digital and mobile capabilities to mirror the shift to increased online shopping, where the company continues to see double-digit, year-over-year sales increases. Macy's, Inc. is already a leader in this area, and ranked as the seventh largest Internet retailer in the United States.

•     Concentrating its resources in top stores in the best locations so each store is a more compelling magnet for customer activity and uses its selling space more productively. Best stores will see intensified merchandise assortments in key destination departments such as jewelry and watches, strategically selected licensed departments, strengthened visual presentation, enhanced staffing and more local marketing. Meanwhile, in early 2016, the company will be closing 35 to 40 of its current portfolio of about 800 Macy's and Bloomingdale's stores, as previously announced, and expects it will continue to reduce the number of stores over time.

•     Reducing expense and tightening capital spending to operate more efficiently and fund the highest-potential growth initiatives. Macy's, Inc.'s target is to reduce annual SG&A by $500 million (net of growth initiatives) from previously planned levels by 2018, with incremental progress in 2016 and 2017 toward that goal. These structural expense reductions will result in charges to be taken in each of the three years. Specific plans to achieve these savings are being formulated. Macy's, Inc. will reduce capital spending to less than $1 billion in 2016 from the $1.2 billion expected in 2015.

The company also is quickly building-out new directions for the longer-term future:

•     Expand Macy's Backstage as an exciting new dimension in retailing across America. Over the next two years, the company will roll out about 50 free-standing Macy's Backstage stores in off-mall locations, building on the pilot launch this fall. In addition, in spring 2016 the company will pilot Backstage stores within up to 10 existing Macy's store locations, creating a new hybrid store (the first in retailing) that offers the latest fashions, outstanding service and major brands for which Macy's is known, along with the thrill of the hunt associated with the finds and bargains at Backstage.

•     Open approximately 40 additional Bluemercury self-standing beauty specialty stores (bringing the total store base to approximately 115 by the end of 2017), while also integrating Bluemercury shops into the beauty departments of Macy's stores.

•     Appropriately expand Macy's internationally based on the learnings we expect from the Macy's China Limited pilot with Alibaba's Tmall Global beginning in the fourth quarter.

Third Quarter Sales

Sales in the third quarter of 2015 totaled $5.874 billion, a decrease of 5.2 percent, compared with sales of $6.195 billion in the same period last year. Comparable sales on an owned plus licensed basis were down by 3.6 percent in the third quarter. On an owned basis, third quarter comparable sales declined by 3.9 percent.

For the year to date, Macy's, Inc. sales totaled $18.210 billion, down 2.8 percent from total sales of $18.741 billion in the first three quarters of 2014. Comparable sales on an owned plus licensed basis were down by 1.7 percent year-to-date in 2015. On an owned basis, year-to-date comparable sales declined by 2.2 percent.

In the third quarter, the company opened a new Macy's store in Ponce, PR, five Macy's Backstage stores in metro New York City, and 10 new Bluemercury freestanding specialty stores. The company closed Macy's stores in Bedford, NH, and Owings Mills, MD. In the fourth quarter, scheduled store openings include a full-line Bloomingdale's in Honolulu, three Bloomingdale's Outlets, and one Macy's Backstage. A Macy's store in Los Angeles, is scheduled to close in the fourth quarter of 2015 in preparation for a new store to be built in the same mall.

Operating Income

Macy's, Inc.'s third quarter 2015 operating income was $369 million or 6.3 percent of sales, excluding asset impairment charges of $111 million primarily related to previously-announced plans to close 35 to 40 stores in early 2016. This compares with operating income of $422 million or 6.8 percent of sales for the same period last year. Macy's, Inc.'s operating income including the asset impairment charges totaled $258 million or 4.4 percent of sales for the quarter ended Oct. 31, 2015.

For the first three quarters of 2015, Macy's, Inc.'s operating income was $1.214 billion or 6.7 percent of sales, excluding asset impairment charges of $111 million primarily related to previously-announced store closings. This compares with operating income of $1.436 billion or 7.7 percent of sales for the same period last year. Macy's, Inc.'s year-to-date 2015 operating income including the asset impairment charges totaled $1.103 billion or 6.1 percent of sales.

Cash Flow

Net cash provided by operating activities was $278 million in the first three quarters of 2015, compared with $841 million in the first three quarters of 2014. Net cash used by investing activities in the first three quarters of 2015 was $861 million, compared with $660 million a year ago. Investing activities in year-to-date 2015 included $212 million for the acquisition of Bluemercury. Net cash used by financing activities in the first three quarters of 2015 was $1.189 billion, compared with net cash used by financing activities in the first three quarters of 2014 of $1.406 billion.

The company repurchased approximately 16.7 million shares of its common stock for a total of approximately $900 million in the third quarter of 2015. In the fiscal year to date, the company repurchased approximately 30.6 million shares of its common stock for approximately $1.84 billion. At Oct. 31, 2015, the company had remaining authorization to repurchase up to approximately $700 million of its common stock.

Updated Guidance

The company has revised its 2015 guidance. Earnings per diluted share for the full-year 2015 now are expected in the range of $4.20 to $4.30, excluding asset impairment charges associated primarily with previously announced store closings. This compares with previous guidance in the range of $4.70 to $4.80. Updated annual guidance calculates to guidance for fourth quarter earnings of $2.54 to $2.64 per diluted share, excluding any additional charges associated with store closings or cost reductions. Earnings guidance for 2015 includes gains from asset sales, including approximately $60 million from the sale of real estate in Seattle and an expected $250 million gain on the sale of real estate in downtown Brooklyn.

Guidance is for full-year 2015 comparable sales on an owned plus licensed basis to decrease by 1.8 percent to 2.2 percent, compared with previous guidance of approximately flat. This calculates to fourth quarter comparable sales on an owned plus licensed basis to decline by 2.0 percent to 3.0 percent. Full-year and fourth quarter 2015 comparable sales on an owned basis will be approximately 50 basis points lower than on an owned plus licensed basis. The company expects 2015 total sales to be down by 2.7 percent to 3.1 percent, compared to previous guidance for total sales to be down approximately 1 percent.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company's comparable sales and non-GAAP financial measures.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2014 sales of $28.105 billion. The company operates about 900 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.  In light of these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.  Except as may be required by applicable law, Macy's disclaims any obligation to update its forward-looking statements for any reason.

#  #  #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (Nov. 11) at 9 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-637-7746, passcode 3336328. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

Macy's, Inc. management will present at the Morgan Stanley Global Consumer & Retail Conference at 10 a.m. Eastern Time on Wednesday, Nov. 18, 2015, in New York City. Media and investors may access the live webcast of the presentation at www.macysinc.com/ir at that time. The webcasts will be available for replay.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   October 31, 2015

   November 1, 2014

$	% to

Net sales

$	% to

Net sales

Net sales...................................................................	$ 5,874		$ 6,195

Cost of sales (Note 2)...............................................	3,537	60.2%	3,766	60.8%

Gross margin.............................................................	2,337	39.8%	2,429	39.2%

Selling, general and administrative expenses................	(1,968)	(33.5%)	(2,007)	(32.4%)

Asset impairments.....................................................	(111)	(1.9%)	-	-%

Operating income......................................................	258	4.4%	422	6.8%

Interest expense – net...............................................	(80)		(96)

Income before income taxes......................................	178		326

Federal, state and local income tax expense (Note 3)...	(61)		(109)

Net income...............................................................	117		217

Net loss attributable to noncontrolling interest.............	1		-

Net income attributable to Macy's, Inc. shareholders...	$ 118		$ 217

Basic earnings per share attributable to Macy's, Inc. shareholders.....................................	$ .36		$ .62

Diluted earnings per share attributable to Macy's, Inc. shareholders.....................................	$ .36		$ .61

Average common shares:
Basic..................................................................	325.3		351.6
Diluted................................................................	329.7		357.7

End of period common shares outstanding..................	314.4		346.0

Depreciation and amortization expense.......................	$ 271		$ 263

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 31, 2015 and November 1, 2014 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended October 31, 2015 or November 1, 2014.

(3)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended		39 Weeks Ended

   October 31, 2015

   November 1, 2014

$	% to

Net sales

$	% to

Net sales

Net sales..................................................................	$ 18,210		$ 18,741

Cost of sales (Note 2)...............................................	10,947	60.1%	11,274	60.2%

Gross margin............................................................	7,263	39.9%	7,467	39.8%

Selling, general and administrative expenses................	(6,049)	(33.2%)	(6,031)	(32.1%)

Asset impairments.....................................................	(111)	(0.6%)	-	-%

Operating income......................................................	1,103	6.1%	1,436	7.7%

Interest expense – net...............................................	(268)		(296)

Income before income taxes......................................	835		1,140

Federal, state and local income tax expense (Note 3)...	(308)		(407)

Net income...............................................................	527		733

Net loss attributable to noncontrolling interest.............	1		-

Net income attributable to Macy's, Inc. shareholders...	$ 528		$ 733

Basic earnings per share attributable to Macy's, Inc. shareholders...................................	$ 1.58		$ 2.04

Diluted earnings per share attributable to Macy's, Inc. shareholders...................................	$ 1.56		$ 2.01

Average common shares:
Basic.................................................................	333.9		358.9
Diluted...............................................................	339.0		365.2

End of period common shares outstanding..................	314.4		346.0

Depreciation and amortization expense.......................	$ 791		$ 770

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 31, 2015 and November 1, 2014 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 39 weeks ended October 31, 2015 or November 1, 2014.

(3)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	October 31,	January 31,	November 1,
	2015	2015	2014
ASSETS:
Current Assets:
Cash and cash equivalents..................................	$ 474	$ 2,246	$ 1,048
Receivables.......................................................	200	424	292
Merchandise inventories.....................................	8,145	5,516	7,789
Prepaid expenses and other current assets...........	425	493	424
Total Current Assets.......................................	9,244	8,679	9,553

Property and Equipment – net................................	7,629	7,800	7,787
Goodwill...............................................................	3,897	3,743	3,743
Other Intangible Assets – net.................................	518	496	504
Other Assets.........................................................	798	743	825

Total Assets....................................................	$22,086	$21,461	$22,412

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt..................................................	$ 857	$ 76	$ 76
Merchandise accounts payable............................	3,776	1,693	3,814
Accounts payable and accrued liabilities...............	2,692	3,109	2,563
Income taxes......................................................	102	296	114
Deferred income taxes........................................	375	362	396
Total Current Liabilities....................................	7,802	5,536	6,963

Long-Term Debt...................................................	7,106	7,265	7,130
Deferred Income Taxes.........................................	1,078	1,081	1,314
Other Liabilities.....................................................	2,125	2,201	1,654
Shareholders' Equity:
Macy's, Inc........................................................	3,971	5,378	5,351
Noncontrolling interest.........................................	4	-	-
Total Shareholders' Equity................................	3,975	5,378	5,351

Total Liabilities and Shareholders' Equity..........	$22,086	$21,461	$22,412

Note: Certain reclassifications were made to prior year's amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

39 Weeks Ended

October 31, 2015

39 Weeks Ended

November 1, 2014

Cash flows from operating activities:
Net income...................................................................	$ 527	$ 733
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairments...................................................	111	-
Depreciation and amortization...................................	791	770
Stock-based compensation expense...........................	65	55
Amortization of financing costs and premium on acquired debt.........................................................	(14)	(4)
Changes in assets and liabilities:
Decrease in receivables........................................	226	154
Increase in merchandise inventories........................	(2,600)	(2,232)
Increase in prepaid expenses and other current assets.	(36)	(4)
Increase in other assets not separately identified.....	(1)	(46)
Increase in merchandise accounts payable.............	1,843	1,935
Decrease in accounts payable, accrued liabilities and other items not separately identified............	(380)	(298)
Decrease in current income taxes..........................	(194)	(248)
Increase (decrease) in deferred income taxes.........	(21)	29
Decrease in other liabilities not separately identified	(39)	(3)
Net cash provided by operating activities..............	278	841

Cash flows from investing activities:
Purchase of property and equipment...............................	(591)	(547)
Capitalized software......................................................	(249)	(190)
Acquisition of Bluemercury, Inc., net of cash acquired.....	(212)	-
Disposition of property and equipment.............................	94	79
Other, net....................................................................	97	(2)
Net cash used by investing activities...................	(861)	(660)

Cash flows from financing activities:
Debt issued..................................................................	791	500
Financing costs.............................................................	-	(5)
Debt repaid..................................................................	(152)	(462)
Dividends paid..............................................................	(344)	(314)
Increase in outstanding checks......................................	136	123
Acquisition of treasury stock.........................................	(1,785)	(1,456)
Issuance of common stock............................................	160	208
Proceeds from noncontrolling interest.............................	5	-
Net cash used by financing activities..................	(1,189)	(1,406)

Net decrease in cash and cash equivalents........................	(1,772)	(1,225)
Cash and cash equivalents at beginning of period...............	2,246	2,273

Cash and cash equivalents at end of period........................	$ 474	$ 1,048

Note: Certain reclassifications were made to prior year's amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages)

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. See the table below for supplemental financial data and a corresponding reconciliation to the most directly comparable GAAP financial measures. This non-GAAP financial measure should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in this non-GAAP financial measure may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Macy's, Inc. believes that providing changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties supplementally to its results of operations calculated in accordance with GAAP assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, on a comparable basis, and in evaluating the impact of changes in the manner in which certain departments are operated.

13 Weeks

Ended

October 31,

2015

39 Weeks

Ended

October 31,

2015

Decrease in comparable sales on an owned basis (Note 1)........	(3.9)%	(2.2)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2).......................................	0.3%	0.5%

Decrease in comparable sales on an owned plus licensed basis..	(3.6)%	(1.7)%

Notes:

(1)    Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)    Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e. on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.